Exhibit 10.32

Form of Cash-Settled Restricted Stock Units Award Agreement

Award Agreement
This document contains your Award Agreement under the [Bank of America Corporation Key Employee Equity Plan/Bank of America Corporation Equity Plan].
[Bank of America Corporation Key Employee Equity Plan/Bank of America Corporation Equity Plan] Restricted Stock Units Award Agreement
Granted To:
Grant Date:
Grant Type:
Grant Code:
Number Granted:
Note: The number of Restricted Stock Units is based on a “divisor price” of $[price], which is the ten (10)-day average closing price of Bank of America Corporation common stock for the ten (10) business days immediately preceding and including [date].
This Restricted Stock Units Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an employee of Bank of America or one of its Subsidiaries.
Bank of America sponsors the [Bank of America Corporation Key Employee Equity Plan/Bank of America Corporation Equity Plan] (the “Stock Plan”). A Prospectus describing the Stock Plan has been delivered to you. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).
The Restricted Stock Units covered by this Agreement are being awarded to you in connection with the Bank of America Corporation Executive Incentive Compensation Plan, subject to the following terms and provisions.
1.Subject to the terms and conditions of the Stock Plan and this Agreement, Bank of America awards to you the number of Restricted Stock Units shown above. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.
2.You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Stock Plan and this Agreement.

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3.The Restricted Stock Units covered by this Award shall become earned by, and payable to, you in accordance with the terms and conditions of the Stock Plan and this Agreement in the amounts and on the dates shown on the enclosed Exhibit A.
4.If a cash dividend is paid with respect to Bank of America common stock, you shall not receive any dividend equivalents, additional full or fractional Restricted Stock Units or other cash payments with respect to such cash dividends.
5.You may designate a beneficiary to receive payment in connection with the Restricted Stock Units awarded hereunder in the event of your death while in service with Bank of America or its Subsidiaries in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. Any beneficiary designation in effect at the time of your termination of employment with Bank of America and its Subsidiaries (other than a termination of employment due to your death) will remain in effect following your termination of employment unless you change your beneficiary designation or it otherwise ceases to be enforceable and/or valid in accordance with Bank of America’s beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.
6.The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.Bank of America may, in its sole discretion, decide to deliver any documents related to this Award or future Awards that may be granted under the Stock Plan by electronic means or request your consent to participate in the Stock Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Stock Plan through an online or electronic system established and maintained by Bank of America or a third party designated by Bank of America.
Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time or as otherwise determined appropriate by Bank of America, in its sole discretion, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.
8.You agree that the Award covered by this Agreement is subject to the Incentive Compensation Recoupment Policy set forth in the Bank of America Corporate Governance Guidelines. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct or engaged in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct that would undermine the performance incentives created by the Award, Bank of America will be entitled to recover from you in its sole discretion some or all of the cash paid to you pursuant to this Agreement. You recognize that if you engage in Detrimental Conduct or any hedging or derivative transactions involving Bank of America common

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stock the losses to Bank of America and/or its Subsidiaries may amount to the full value of any cash paid to you pursuant to this Agreement. In addition, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by Bank of America to implement such requirements, all to the extent determined by Bank of America in its discretion to be applicable to you.
9.You acknowledge that Bank of America has not provided you with any legal advice. You have the right to consult with, and should consult with, your personal legal advisor prior to accepting this Agreement.
10.You acknowledge that, regardless of any action taken by Bank of America or your employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or, if applicable, your portion thereof) related to your participation in the Stock Plan (“Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by Bank of America or your employer. You further acknowledge that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including but not limited to the grant and vesting of the Restricted Stock Units, your satisfaction of any age and/or length of service criteria or payout of the Award, (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any specific tax result and (iii) do not commit to and are under no obligation to use a withholding method for Tax-Related Items which results in the most favorable or any particular tax treatment for you. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Bank of America or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items, you agree as a condition of the grant of the Restricted Stock Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted Stock Units. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from your wages, salary or other cash compensation Bank of America or your employer pays to you. Bank of America may refuse to pay any earned Restricted Stock Units if you fail to comply with any obligations in connection with the Tax-Related Items.
11.The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the Stock Plan, unless otherwise required by applicable law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this Award is made and/or to be performed, and no other courts, unless otherwise required by applicable law.
12.In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the

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Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Restricted Stock Units. Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by both parties.
13.If you move to any country outside of the United States during the term of your Award, additional terms and conditions may apply to your Award. Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

Brian T. Moynihan
Chairman and Chief Executive Officer

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Exhibit A
[Bank of America Corporation Key Employee Equity Plan/ Bank of America Corporation Equity Plan]
PAYMENT OF RESTRICTED STOCK UNITS
(a)PAYMENT SCHEDULE. Subject to the provisions of paragraphs (b) and (c) below, the Restricted Stock Units shall be earned and payable if you remain employed with Bank of America and its Subsidiaries through each of the payment dates as follows:
[schedule]
Payment shall be made as soon as administratively practicable, generally within thirty (30) days after each applicable Payment Date.
(b)IMPACT OF TERMINATION OF EMPLOYMENT ON PAYMENT OF RESTRICTED STOCK UNITS. If your employment with Bank of America and its Subsidiaries terminates prior to any of the above Payment Date(s), then any portion of the Restricted Stock Units that has not yet become earned and payable shall become earned and payable or be canceled depending on the reason for termination as follows.
(i)Death or Disability. Any unearned portion of the Restricted Stock Units shall become immediately earned and payable as of the date of your termination of employment if your termination is due to your death or Disability. Payment will be made as soon as administratively practicable, generally within thirty (30) days after notification of termination from the payroll system.
(ii)All Other Terminations. In the case of All Other Terminations, any portion of the Restricted Stock Units that was not already earned and payable pursuant to paragraph (a) above as of the date of termination of employment shall be canceled as of that date.
(c)COVENANTS.
(i)Detrimental Conduct. You agree that during any period in which the Restricted Stock Units remain payable, you will not engage in Detrimental Conduct.
(ii)Hedging or Derivative Transactions. You agree that during any period in which the Restricted Stock Units remain payable, you will not engage in any hedging or derivative transactions involving Bank of America common stock in violation of the Bank of America Corporation Code of Conduct that would undermine the performance incentives created by the Award.
(iii)Remedies. Payment of Restricted Stock Units in accordance with the schedule set forth in paragraph (a) above is specifically conditioned on the requirement that at all times prior to each Payment Date, you do not engage in Detrimental Conduct or hedging or derivative transactions involving Bank of America common stock, as described in paragraphs (c)(i) and (ii) during such period. If Bank of America determines in its reasonable business judgment that you have failed to satisfy the foregoing requirements, then any portion of the Restricted Stock Units that has not yet been paid as of the date of such determination shall be immediately canceled as of the date of such determination.
(d)FORM OF PAYMENT. Payment of Restricted Stock Units shall be made in the form of cash for each Restricted Stock Unit that is payable. The amount of the payment that you will receive with respect to the Restricted Stock Units shall be determined by multiplying the number of Restricted Stock Units by the Fair Market Value of one (1) share of Bank of America common stock on the Payment Date.

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(e)DEFINITIONS. For purposes hereof, the following terms shall have the following meanings.
All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries, whether initiated by you or your employer, other than a termination due to your death or Disability.
Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by Bank of America in its sole discretion); (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to perform your job duties where such failure is injurious to Bank of America or any Subsidiary, or to Bank of America’s or such Subsidiary’s business interests or reputation; (v) materially breached any written policy applicable to your employment with Bank of America or any of its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Conduct and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.
Detrimental Conduct means your serious misconduct or unethical behavior, including any one of the following: (i) any conduct that would constitute Cause; (ii) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment, or other improper or intentional conduct causing reputational harm to Bank of America, its Subsidiaries, or a client of Bank of America or its Subsidiaries; (iii) the breach of a fiduciary duty owed to Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (iv) intentional violation, or grossly negligent disregard, of Bank of America’s or its Subsidiaries’ policies, rules and procedures, specifically including, but not limited to any of your obligations under the Bank of America Corporation Code of Conduct and workplace policies; or (v) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.
Disability is as defined in the Stock Plan.